NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

To Individual Variable and/or Fixed Annuity Contracts

General Information Regarding this Roth IRA

This Endorsement is made part of the Contract to which it is attached. To the extent the terms of the Contract, including any riders and endorsements to the Contract, are inconsistent, the terms of this Endorsement shall control the Contract accordingly. The Contract to which this Endorsement is attached is issued as a Roth IRA under Section 408A of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of this Endorsement are being added to the Contract to comply with the requirements of the Code. The following provisions apply only to Contracts issued as Roth IRAs. All the provisions of the Contract, including this Endorsement, shall be interpreted in accordance with Code Section 408A and the Income Tax Regulations thereunder, including any successive Income Tax Regulations. The Contract Owner shall comply with the applicable tax qualification provisions of the Code Section 408A, as described in this Roth IRA, to prevent loss of the advantages of tax deferral and to prevent tax penalties. Terms not defined in this Roth IRA have the meaning given to them in the Contract.

Definitions

A.	Roth IRA. The term “Roth IRA” means an individual retirement arrangement meeting the requirements of Code Section 408A.

B.

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as a beneficiary by the Contract Owner. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations.

C.	Eligible Designated Beneficiary.

(1)	The term “Eligible Designated Beneficiary” means, with respect to any Contract Owner, any Designated Beneficiary who is -

1.	the surviving spouse of the Contract Owner,

2.	subject to Paragraph C(2), a child of the Contract Owner who has not reached majority (within the meaning of Code Section 401(a)(9)(F)),

3.	disabled (within the meaning of Code Section 72(m)(7)),

4.

a chronically ill individual (within the meaning of Code Section 7702B(c)(2), except that the requirements of Code Section 7702B(c)(2)(A)(i) will be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

5.	an individual not described in any of the preceding clauses of this Paragraph C(1) who is not more than 10 years younger than the Contract Owner.

The determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary will be made as of the date of death of the Contract Owner.

(2)

Special rule for children. Subject to Code Section 401(a)(9)(F), an individual described in Paragraph C(1)(b) will cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and any remainder of the portion of the Contract Owner’s interest to which Paragraph C(1)(b)(i) under Surrenders Required by the Code - Roth IRAs applies will be distributed within 10 years after such date.

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Transfers and Assignments

Except as provided by law, this Roth IRA is not transferable and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation to any person other than to the Company (other than a transfer incident to divorce or separation instrument in accordance with Code Section 408(d)(6)). The Contract Owner must be the Annuitant, except for Contracts under custodial ownership within a ROTH IRA account. For custodial owned Contracts, the Annuitant must be the beneficial owner of the Contract, and references herein to the Contract Owner’s age or life shall mean the Annuitant’s/beneficial owner’s age or life. No other parties may be added to the Contract; provided, however, that a co-annuitant may be permitted if the Contract provides a feature or option that requires the Contract Owner to name a co-annuitant and such feature or option is used or elected. All distributions while the Contract Owner is alive must be made to the Contract Owner. All distributions made under a joint and survivor annuity option after the Contract Owner’s death and while the co-annuitant is alive must be made to the co-annuitant.

Purchase Payments

Notwithstanding any provisions of this Roth IRA to the contrary, Purchase Payments are subject to their corresponding frequency and amount restrictions and/or limitations under the Contract.

Surrenders Required by the Code - Roth IRAs

A.

Notwithstanding any provision of this Contract to the contrary, the distribution of the Contract Owner’s interest in this Roth IRA shall be made in accordance with the requirements of Code Sections 401(a)(9) and 408(b)(3), as modified by Code Section 408A(c)(4), and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference.

B.	Minimum Distributions During Contract Owner’s Life

(1)

No amount is required to be distributed prior to the death of the Contract Owner. If the Contract Owner is alive on the date annuity payments are to commence under the Contract, annuity payments will commence on that date. If annuity payments commence while the Contract Owner is alive, the manner in which such payments may be made might be limited, and the annuity payments might need to be modified after the Contract Owner’s death, as necessary to satisfy the requirements below in Paragraph C for distributions after the Contract Owner’s death. (See Paragraph D below under Special Rules for Annuity Payments.)

(2)

If this Roth IRA is an inherited IRA within the meaning of Code Section 408(d)(3)(C), or if this Contract is maintained for the benefit of a Designated Beneficiary who is the surviving spouse of a deceased Contract Owner and who has not elected to treat this Roth IRA as the surviving spouse’s own Roth IRA, this Paragraph B does not apply.

C.	Minimum Distributions Upon Death

(1)	If the Contract Owner dies before the distribution of the Contract Owner’s entire interest in this Roth IRA and the beneficiary is a Designated Beneficiary -

a.

In general. Subject to the exception for an Eligible Designated Beneficiary in Paragraph C(1)(a), the entire interest will be distributed by the end of the calendar year containing the tenth anniversary of the Contract Owner’s death.

b.

Exception for Eligible Designated Beneficiaries. If any portion of the Contract Owner’s interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed (in accordance with applicable federal tax law) -

i.

over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of the Contract Owner’s death (or the end of the calendar year in which the Contract Owner would have attained age 72 (or age 70 1⁄2 if the Contract Owner was born on or before June 30, 1949) or such later date provided under applicable federal tax law, if later and the sole Designated Beneficiary is the surviving spouse of the Contract Owner), or

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ii.	if elected, by the end of the calendar year containing the tenth anniversary of the Contract Owner’s death.

c.	Rules Upon Death of an Eligible Designated Beneficiary.

i.

If an Eligible Designated Beneficiary dies before the portion of the Contract Owner’s interest to which this Paragraph C(1) applies is entirely distributed, the exception under Paragraph C(1)(b)(i) shall not apply to any beneficiary of such Eligible Designated Beneficiary and the remainder of such portion shall be distributed within 10 years after the death of such Eligible Designated Beneficiary.

ii.

If the Eligible Designated Beneficiary is the surviving spouse of the Contract Owner and the surviving spouse dies before distributions to such spouse under Paragraph C(1)(b)(i) begin, this Paragraph C(1) shall be applied as if the surviving spouse were the Contract Owner. For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under Paragraph C(1)(b)(i). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Section 1.401(a)(9)-6 of the Treasury Regulations, then required distributions are considered to commence on the annuity starting date.

d.	After annuity payments commence to the Contract Owner or Designated Beneficiary, they may need to be modified, as necessary to comply with this Paragraph C(1).

(2)	Application of Paragraph C(1). Except as otherwise provided under applicable federal tax law -

a.	Paragraph C(1) shall apply to distributions with respect to a Contract Owner who dies after December 31, 2019, and

b.

If the Contract Owner dies before January 1, 2020, and such Contract Owner’s Designated Beneficiary dies after such date, the entire remaining interest in this Roth IRA shall be distributed by the end of the calendar year containing the tenth anniversary of such Designated Beneficiary’s death.

(3)

If the Contract Owner dies before the distribution of the Owner’s entire interest and the beneficiary is not a Designated Beneficiary, the remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of the Contract Owner’s death.

(4)

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Treasury Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year following the year of the Contract Owner’s death and reduced by 1 for each subsequent year. If distributions are being made in the form of an annuity, life expectancy will not be recalculated.

(5)

The surviving spouse of the Contract Owner who is the sole beneficiary and has an unlimited right to withdraw amounts may elect to treat this Roth IRA as the spouse’s own Roth IRA. This election can be made by re-designating this Roth IRA in the name of the surviving spouse as the Contract Owner. Alternatively, the surviving spouse who is eligible to make the election is deemed to have made the election if, at any time, such surviving spouse makes a contribution to the IRA or fails to take required minimum distributions as a beneficiary. The required minimum distributions payable to a Designated Beneficiary from this Roth IRA (other than a distribution made under this Contract in the form of annuity payments) may be withdrawn from another Roth IRA the beneficiary holds from the same decedent in accordance with Q&A-9 of Section 1.408-8 of the Treasury Regulations.

D.	Special Rules for Annuity Payments. The options under which annuity payments are made may be limited. Unless otherwise provided under applicable federal tax law -

(1)

Distributions in the form of annuity payments must satisfy the applicable requirements of Section 1.401(a)(9)-6 of the Treasury Regulations, the provisions of which are herein incorporated by reference.

(2)

Distributions made in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one year.

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(3)	Annuity payments must be nonincreasing or increase only as permitted by Section 1.401(a)(9)-6 of the Treasury Regulations or as otherwise permitted under applicable federal tax law.

(4)

If distributions commence after death in accordance with Code Section 401(a)(9)(B)(iii) and (iv), the first payment, which must be made on or before the date determined under Q&A-3(a) or (b) (whichever is applicable) of Section 1.401(a)(9)-3 of the Treasury Regulations, must be the payment which is required for one payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, semi-annually, or annually.

(5)

If annuity payments commence after the date distributions are required to commence (the date determined under Q&A-3 of Section 1.401(a)(9)-3 of the Treasury Regulations in the case of distributions commencing after death), distributions must be made in accordance with Q&A-1(e) of Section 1.401(a)(9)-5 of the Treasury Regulations.

(6)

Prior to the date annuity payments commence, the “entire interest” under an annuity contract is the dollar amount credited to the Contract Owner or beneficiary under the Contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited to the Contract Owner or beneficiary) that will be provided under the Contract.

(E)

Exceptions.    The foregoing notwithstanding, no minimum distribution is required (1) for any period that is so provided under Code Section 401(a)(9) or 408(b)(3) or any Income Tax Regulations or other published guidance from the Internal Revenue Service (“IRS”) relating thereto, or (2) with respect to any account balance that is exempt from the minimum distribution requirements under such Code Sections, Income Tax Regulations, or IRS guidance.

Restriction on Surrenders for Roth IRAs

A withdrawal from a Roth IRA, including exercise of a contractual right to examine and cancel period, may result in the immediate application of taxes under Code Section 72 pursuant to Code Section 408A(d) and penalties under Code Section 72. In the event of a withdrawal during the right to examine and cancel period, Nationwide will agree to transfer the proceeds to another contract which meets the requirements of Code Section 408A, upon proper direction by the Contract Owner.

Additional Roth IRA Requirements

The following shall all apply:

A.	This Roth IRA is established for the exclusive benefit of the Contract Owner or their beneficiaries. The entire interest of the Contract Owner in this Roth IRA shall be nonforfeitable.

B.	Contribution limits.

Unless otherwise permitted under the Contract and provided by applicable federal tax law, no contribution will be permitted unless it is in cash or is:

(1)	A Qualified Rollover Contribution (as defined in Paragraph H below),

(2)	A nontaxable transfer from an individual retirement plan under Code Section 7701(a)(37); or

(3)	A Recharacterization (as defined in Paragraph G below).

The total of such cash contributions to all of the Contract Owner’s Roth IRAs shall not exceed the Applicable Amount (as defined in Paragraph C below) or the Contract Owner’s Compensation (as defined in Paragraph I below), if less for that taxable year. The cash contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the Contract Owner’s compensation is referred to as a “regular contribution.” However, notwithstanding the preceding limits on contributions, the Contract Owner may make additional contributions (if permitted under the contract) that are specifically authorized by statute, such as repayments of a qualified reservist distribution, certain plan distributions made on account of a federally declared disaster, a qualified birth or adoption distribution, and a coronavirus-related distribution. A contribution permitted under the Contract may be limited under Paragraphs D through F below. No regular contribution will be accepted from a designated beneficiary under an inherited Roth IRA (other than a surviving spouse who has elected to treat this Roth IRA as their own).

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If the Contract permits flexible premiums, the minimum premium amount after the initial premium will be the lesser of $50 or the amount stated in the Contract, if any.

C.	Applicable Amount. Unless otherwise provided under applicable federal tax law, the applicable amount is determined below.

(1)

If the Contract Owner is under age 50, the applicable amount is set forth in Code Section 219(b)(1). For any taxable year beginning in 2008 and years thereafter, the limit is $5,000. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

(2)	If the Contract Owner is age 50 or older, the Applicable Amount under Paragraph C(1) above is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

D.	Regular contribution limit.

Unless otherwise provided under applicable federal tax law, the maximum regular contribution that can be made to all the Contract Owner’s Roth IRAs for a taxable year is the smaller amount determined under Paragraph D(1) or D(2) below.

(1)	The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income (modified AGI) in accordance with the following:

Filing Status	Phase-Out Range
Single or Head of Household	$95,000-$110,000
Joint Return or Qualifying Widow(er)	$150,000-$160,000
Married Separate Return	$0-$10,000

A Contract Owner’s modified AGI for a taxable year is defined in Code Section 408A(c)(3) and does not include any amount included in adjusted gross income because of a Qualified Rollover Contribution. If the Contract Owner’s modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 408A(c)(3). Such adjustments will be in multiples of $1,000.

(2)

If the Contract Owner makes regular contributions to both Roth and nonRoth IRAs for a taxable year, the maximum regular contribution that can be made to all the Contract Owner’s Roth IRAs for that taxable year is reduced by the regular contributions made to the Contract Owner’s nonRoth IRAs for the taxable year.

E.	SIMPLE IRA Plan contributions.

No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Contract Owner first participated in that employer’s SIMPLE IRA plan.

F.	Inherited Roth IRA.

If this is an inherited Roth IRA within the meaning of Code Section 408(d)(3)(C), no contribution will be accepted other than a contribution that is in the form of a direct rollover from an eligible retirement plan of a deceased individual that is permitted under Code Section 402(c)(11), or a nontaxable transfer from an individual retirement plan (as defined in Code Section 7701(a)(37)) of a deceased individual.

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G.	Recharacterization.

A regular contribution to a nonRoth IRA may be recharacterized pursuant to the rules in Section 1.408A-5 of the Treasury Regulations as a regular contribution to this Roth IRA, subject to the limits in Paragraph D above.

H.	Qualified Rollover Contribution.

A Qualified Rollover Contribution is a rollover contribution of a distribution from an eligible retirement plan described in Code Section 402(c)(8)(B). If the distribution is from an IRA, the rollover must meet the requirements of Code Section 408(d)(3), except the one-rollover-per-year rule of Code Section 408(d)(3)(B) does not apply if the distribution is from a nonRoth IRA. If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16), as applicable. A qualified rollover contribution also includes Paragraphs H(1) and H(2) below.

(1)

All or part of a military death gratuity or servicemembers’ group life insurance (SGLI) payment may be contributed if the contribution is made within 1 year of receiving the gratuity or payment. Such a contribution is disregarded for purposes of the one-rollover-per-year rule under Code Section 408(d)(3)(B).

(2)

All or part of an airline payment (as defined in section 125 of the Worker, Retiree, and Employer Recovery Act of 2008 (WRERA), Pub. L. 110-458) received by certain airlines employees may be contributed if the contribution is made within 180 days of receiving the payment.

I.	Compensation.

For purposes of Paragraph B above, Compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) will be applied as if the term trade or business for purposes of Code Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income (determined without regard to Code Section 112). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation will include any amount includible in the Contract Owner’s gross income under Code Section 71 with respect to a divorce or separation instrument described in Code Section 71(b)(2)(A) if executed on or before December 31, 2018 and not modified after that date to provide otherwise. In the case of a married Contract Owner filing a joint return, the greater compensation of their spouse is treated as their own Compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making an IRA contribution. The term compensation also includes any differential wage payments as defined in Code Section 3401(h)(2) and any amount which is included in income and paid to the Contract Owner to aid the Contract Owner in the pursuit of graduate or postdoctoral study as described in Code Section 219(f)(1).

J.

Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits, if applicable.

K.	Nationwide shall provide annual calendar year reports to the Contract Owner concerning the status of this Roth IRA.

L.

The Contract Owner agrees to provide Nationwide with information necessary for Nationwide to prepare any reports required under Code Sections 408(i) and 408A(d)(3)(E). Treasury Regulation Sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

M.

Both Nationwide and the Contract Owner agree to amend this Roth IRA to comply with any changes in the Code, with any changes in Department of Labor and Treasury Regulations, and with changes in other applicable law.

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N.

Notwithstanding any other articles that may be added or incorporated, the provisions of this Roth IRA and this sentence will be controlling. Any additional articles that are not consistent with Code Section 408A, the related regulations, and other published guidance will be invalid.

Executed for Nationwide by:

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